EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alfacell Corporation:

We consent to the use of our report dated November 4, 2002, with respect to the statements of operations, stockholders' equity (deficiency), and cash flows of Alfacell Corporation for the period from August 24, 1981 (date of inception) to July 31, 2002, included herein and to the reference to our firm under the heading “Experts” in the prospectus.  Our report, as it relates to the financial statements for the period from August 24, 1981 (date of inception) to July 31, 2002, is based on the report of other auditors who have ceased operations as to the amounts included therein for the period from August 24, 1981 (date of inception) to July 31, 1992.

Our report dated November 4, 2002, contains an explanatory paragraph that states that Alfacell Corporation has suffered recurring losses from operations, has a working capital deficit and has limited liquid resources which raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/  KPMG LLP

Short Hills, New Jersey
April 30, 2010